CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated August 12, 2009, relating to the financial statements and financial highlights which appear in the June 30, 2009 Annual Report to Shareholders of Putnam New Opportunities Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firms" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 15, 2010